EXHIBIT 99.1

Indiana Community Bancorp Announces First Quarter Earnings

COLUMBUS, Ind., April 27, 2010 (GLOBE NEWSWIRE) -- Indiana Community Bancorp (the "Company") (Nasdaq:INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $418,000 or $0.04 diluted earnings per common share compared to $440,000 or $0.05 diluted earnings per common share a year earlier. The provision for loan losses of $2.1 million for the quarter, while still at elevated levels, was unchanged compared to the prior year. However, net charge offs for the quarter totaled $613,000 which was a significant decrease from $1.8 million in the first quarter of 2009. The significant decrease in net charge offs resulted in a $1.5 million increase in the allowance for loan losses. Total loans increased $4.1 million while total deposits increased $16.2 million. Chairman and CEO John Keach, Jr. stated, "We are pleased with our return to profitability this quarter. Throughout the economic downturn, we have continued to execute a business plan designed to build a solid foundation from which to enhance the Company's franchise value." Executive Vice President and CFO Mark Gorski added, "It is gratifying to see the improvement in net earnings and net interest margin which resulted from the balance sheet repositioning. The growth in commercial loans and deposits will be important to improvements in earnings in future quarters."

Balance Sheet

Total assets were $1.0 billion as of March 31, 2010, an increase of $13.5 million from December 31, 2009. Total loans increased $4.1 million for the quarter. Commercial and commercial mortgage loans increased $10.3 million for the quarter while residential mortgage loans and consumer loans decreased $6.2 million for the quarter. Commercial loan growth was driven by the successful acquisition of a few larger commercial relationships mainly in the Bank's southeast Indiana footprint.

Total retail deposits increased $16.2 million for the quarter. This substantial growth in retail deposits occurred in all categories, however the majority of the increase occurred in interest bearing transaction accounts which increased $12.7 million. The Bank is still benefiting from the market disruption in many of its southeast Indiana markets.

Asset Quality

Provision for loan losses totaled $2.1 million for the quarter which was equal to the provision for the first quarter of 2009. Net charge offs were $613,000 for the first quarter compared to $1.8 million for the first quarter of 2009. As a result, the allowance for loan losses increased by $1.5 million for the quarter to $14.6 million at March 31, 2010. The ratio of the allowance for loan losses to total loans increased to 1.97% at March 31, 2010 compared to 1.78% at December 31, 2009. Total non-performing assets decreased $1.4 million to $33.0 million at March 31, 2010. Non-performing assets to total assets was 3.23% at March 31, 2010.

Net Interest Income

Net interest income increased $477,000 or 6.9% to $7.4 million for the quarter. The increase in net interest income was primarily attributable to significant improvement in the net interest margin. Net interest margin for the quarter was 3.25%, which represented an increase of 38 basis points compared to the fourth quarter of 2009. The increase in the net interest margin was primarily due to the result of the Company's balance sheet repositioning which was executed in December and January. The prepayment and restructuring of the FHLB advances aided in reducing the Company's overall cost of interest bearing liabilities by 27 basis points or 14% in the first quarter of 2010 compared to the fourth quarter of 2009. Additionally, the net interest margin was aided by an increase in loans which have a higher yield than other interest earning assets.

Non Interest Income

Non interest income decreased $880,000 for the quarter. Gain on sale of loans decreased $705,000 for the quarter due to a significant decrease in origination volumes. Due to a significant reduction in interest rates that began late in 2008, there was a significant amount of mortgage refinance activity which increased origination volumes during the majority of 2009. Miscellaneous income decreased $132,000 for the quarter. Fee income from trust and investment management increased $160,000 due to an increase in assets under management that resulted from the hiring of an investment consultant during the second quarter of 2009. In addition, miscellaneous income included a net loss on the writedown of other real estate of $338,000 for the quarter. The Company wrote down the carrying value of its largest other real estate owned property by $400,000 to $6.5 million based on negotiations related to the sale of the property. Management expects the sale to be completed during the second half of 2010.

Non Interest Expenses

Non interest expenses decreased $125,000 to $7.1 million for the quarter. Compensation and employee benefits expense increased $71,000 or 1.9% for the quarter. FDIC insurance expense increased $207,000 to $507,000 for the quarter. Miscellaneous expense decreased $292,000 for the quarter due primarily to a decrease in problem loan workout related costs of $234,000.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)
	March 31, 2010	December 31, 2009
Assets:
Cash and due from banks	$ 10,952	$ 10,808
Interest bearing demand deposits	8,597	41,253
Cash and cash equivalents	19,549	52,061
Securities available for sale at fair value (amortized cost $197,671 and $149,031)	198,559	149,633
Securities held to maturity at amortized cost (fair value $3,554 and $3,802)	3,786	4,084
Loans held for sale (fair value $2,463 and $6,213)	2,404	6,075
Portfolio loans:
Commercial and commercial mortgage loans	538,267	527,946
Residential mortgage loans	95,005	97,551
Second and home equity loans	94,712	97,071
Other consumer loans	13,960	15,312
Unearned income	(80)	(99)
Total portfolio loans	741,864	737,781

Allowance for loan losses	(14,595)	(13,113)
Portfolio loans, net	727,269	724,668

Premises and equipment	15,269	15,151
Accrued interest receivable	3,921	3,533
Other assets	53,096	55,118
TOTAL ASSETS	$ 1,023,853	$ 1,010,323

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Demand	$ 81,337	$ 80,938
Interest checking	174,025	170,226
Savings	45,921	42,520
Money market	212,553	207,089
Certificates of deposit	342,148	339,025
Retail deposits	855,984	839,798
Public fund certificates	528	507
Wholesale deposits	528	507
Total deposits	856,512	840,305

FHLB Advances	52,717	55,000
Junior subordinated debt	15,464	15,464
Other liabilities	13,918	14,630
Total liabilities	938,611	925,399
Commitments and Contingencies
Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,079	21,054
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,358,079 and 3,358,079	21,071	21,060
Retained earnings, restricted	42,952	42,862
Accumulated other comprehensive income/(loss), net	140	(52)
Total shareholders' equity	85,242	84,924
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,023,853	$ 1,010,323

INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)
	Three Months Ended March 31,
Interest Income:	2010	2009
Short term investments	$ 16	$ 7
Securities	1,075	821
Commercial and commercial mortgage loans	7,356	7,582
Residential mortgage loans	1,215	1,798
Second and home equity loans	1,167	1,278
Other consumer loans	295	390
Total interest income	11,124	11,876

Interest Expense:
Checking and savings accounts	456	273
Money market accounts	491	474
Certificates of deposit	2,432	2,768
Total interest on retail deposits	3,379	3,515

Brokered deposits	--	56
Public funds	2	52
Total interest on wholesale deposits	2	108
Total interest on deposits	3,381	3,623

FHLB advances	263	1,188
Junior subordinated debt	74	136
Total interest expense	3,718	4,947

Net interest income	7,406	6,929
Provision for loan losses	2,095	2,098
Net interest income after provision for loan losses	5,311	4,831

Non Interest Income:
Gain on sale of loans	357	1,062
Other than temporary impairment losses	(55)	--
Service fees on deposit accounts	1,484	1,454
Loan servicing income, net of impairment	115	133
Miscellaneous	262	394
Total non interest income	2,163	3,043

Non Interest Expenses:
Compensation and employee benefits	3,749	3,678
Occupancy and equipment	954	1,032
Service bureau expense	478	479
FDIC insurance expense	507	300
Marketing	184	216
Miscellaneous	1,236	1,528
Total non interest expenses	7,108	7,233

Income before income taxes	366	641
Income tax provision (credit)	(52)	201
Net Income	$ 418	$ 440

Basic earnings per common share	$ 0.04	$ 0.05
Diluted earnings per common share	$ 0.04	$ 0.05

Basic weighted average number of common shares	3,358,079	3,358,079
Dilutive weighted average number of common shares	3,358,079	3,358,079
Dividends per common share	$ 0.010	$ 0.120

Supplemental Data:	Three Months Ended March 31,
(unaudited)	2010	2009

Weighted average interest rate earned on total interest-earning assets	4.89%	5.34%

Weighted average cost of total interest-bearing liabilities	1.66%	2.32%

Interest rate spread during period	3.23%	3.02%

Net interest margin (net interest income divided by average interest-earning assets on annualized basis)	3.25%	3.12%

Total interest income divided by average total assets (on annualized basis)	4.44%	4.91%

Total interest expense divided by average total assets (on annualized basis)	1.48%	2.05%

Net interest income divided by average total assets (on annualized basis)	2.95%	2.86%

Return on assets (net income divided by average total assets on annualized basis)	0.17%	0.18%

Return on equity (net income divided by average total equity on annualized basis)	1.99%	1.93%

	March 31, 2010	December 31, 2009

Book value per share outstanding	$ 19.11	$ 19.02

Nonperforming Assets:
Loans: Non-accrual	$ 21,228	$ 19,889
Past due 90 days or more	53	1,410
Restructured	226	499
Total nonperforming loans	21,507	21,798
Real estate owned, net	11,505	12,603
Other repossessed assets, net	14	24
Total Nonperforming Assets	$ 33,026	$ 34,425

Nonperforming assets divided by total assets	3.23%	3.41%
Nonperforming loans divided by total loans	2.90%	2.95%

Balance in Allowance for Loan Losses	$ 14,595	$ 13,113
CONTACT:  Indiana Community Bancorp
          John K. Keach, Jr., Chairman, Chief Executive Officer
            (812) 373-7816
          Mark T. Gorski, Executive Vice President,
           Chief Financial Officer
            (812) 373-7379